Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024

Please view these remarks in conjunction with our 4Q 2023 earnings release that can be found on our website at www.humana.com under the Investors section, or via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.

We also invite you to listen to our live question and answer webcast with our Chief Executive Officer, Bruce Broussard, and our Chief Financial Officer, Susan Diamond, which will begin today at 9:00 a.m. Eastern Time and will be available at via the following link: https://humana.gcs-web.com/events-and-presentations/upcoming-events. For those unable to listen to the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page via the following link: https://humana.gcs-web.com/events-and-presentations.

Cautionary Statement
Certain of the matters discussed in these prepared remarks are forward-looking and are subject to a number of risks, uncertainties and assumptions. Actual results could differ materially.
Investors are advised to read the detailed risk factors discussed in our latest Form 10-K, our other filings with the Securities and Exchange Commission, and our fourth quarter 2023 earnings press release as they relate to forward-looking statements along with other risks discussed in our SEC filings. We undertake no obligation to publicly address or update any forward-looking statements in future filings or communications regarding our business or results.
Today’s press release, our historical financial news releases and our filings with the SEC are all also available on our Investor Relations site.
These remarks include financial measures that are not in accordance with generally accepted accounting principles, or GAAP.
Management's explanation for the use of these non-GAAP measures and reconciliations of GAAP to non-GAAP financial measures are included in today’s press release which can be found via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.
Finally, any references to earnings per share or EPS made during this conference call refer to diluted earnings per common share.

Management Commentary
We would like to start by stating the obvious – we are disappointed with the impact of the late and unexpected development of higher trends on our 2023 results and 2024 outlook. However, our confidence in the long-term attractiveness of this sector and our position within it has not changed.

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
•The Medicare Advantage (MA) sector is navigating a complex and dynamic period of change.
•The sector is navigating significant regulatory changes while also absorbing unprecedented increases in medical cost trends.
•We believe the elevated MA medical costs are an industry dynamic, not specific to Humana, and that they may persist for an extended period or, in some cases, permanently reset the baseline.
•Our initial 2024 Adjusted EPS outlook of ‘approximately $16’ assumes these higher costs persist throughout 2024, which we believe is prudent, as initial claims data suggests they are not seasonal or short term in nature.
•The MA program was designed to be able to adjust to unexpected medical trend through annual revisions to CMS benchmarks, the inherent mechanism of risk adjustment and the ability to re-price annually.
•Although we intend to prioritize margin recovery over membership growth near-term, we no longer believe the previously communicated $37 Adjusted EPS target for 2025 is achievable. It is our intent to deliver $6 to $10 of Adjusted EPS growth in 2025 through MA pricing actions, earnings growth in other lines of business, as well as our ongoing productivity and trend mitigation initiatives.
•Despite these near-term challenges and need for an industry response, we have conviction that the strong core fundamentals and growth outlook for MA and value-based care (VBC) remain intact and that Humana’s platform, unique focus on MA, and expanding CenterWell capabilities will allow us to compete effectively and deliver compelling shareholder value over the long-term.

With these key messages as a backdrop, we will now discuss our fourth quarter 2023 results, with a focus on emerging trends in MA, before providing details regarding our 2024 guidance and thoughts on our go forward outlook and strength of the overall MA industry.

Fourth Quarter 2023 Results
Individual Medicare Advantage Medical Cost Trend Update
The MA industry faced a significant and unanticipated increase in medical cost trends throughout 2023. As shared on our third quarter 2023 earnings call, at that time we anticipated the higher MA medical cost trend experienced during the third quarter to continue for the remainder of the year, increasing the expected full year net medical cost pressure to approximately $700 million, offset by administrative expense reductions, improved net investment income and other business outperformance. Actual fourth quarter results reflect an additional increase in MA medical cost trends, driven by higher inpatient utilization primarily for

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
the months of November and December, as well as a further increase in non-inpatient trends, predominately in the categories of physician, outpatient surgeries and supplemental benefits, which emerged with the November and December paid claims data (received throughout December and January, respectively.)
The higher than anticipated trends resulted in a fourth quarter Adjusted Insurance segment benefit ratio of approximately 91.4 percent, as compared to our previous expectations of 89.5 percent, or approximately $475 million in net pressure, nearly evenly split between inpatient and non-inpatient spend.
As we analyze these most recent emerging trends, we are seeing an increased number of short stay admissions and a decrease in observation events. For perspective, the average unit cost for a short stay admission is approximately 4 times greater than the average unit cost of an observation event. In the non-inpatient space, despite the recent decline in observation events, we saw a sequential uptick in overall medical cost per member per month (PMPM) in the fourth quarter, driven largely by increases in physician, outpatient surgical and supplemental benefits cost categories.
Specific to respiratory related utilization, while we did experience an increase in COVID and flu activity as well as RSV vaccine costs in the fourth quarter, we identified the initial emergence of these trends in the third quarter. As a result, our fourth quarter estimates contemplated this rise in utilization, and therefore it did not contribute to the higher than anticipated medical costs in the quarter. In fact, the respiratory related utilization was favorable to our estimates for the quarter, partially offsetting the non-respiratory related pressure.
We have robust processes throughout the organization focused on identifying and analyzing emerging trends and have leveraged this infrastructure throughout the year to gain insights into the higher cost trends. In response to the most recent trend acceleration, we enhanced these processes, establishing dedicated teams focused on further analyzing the trends and identifying additional opportunities to mitigate the impacts near and longer term through a range of levers that include enhanced analytics and prior authorization programs, site

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
of service redirection, and targeted contracting initiatives, among others. The work and findings of these teams will continue to enhance our understanding of the emerging trends and contribute to the refinement of our 2024 outlook throughout the year.
Other Business Performance
Apart from Medicare Advantage as discussed above, all lines of business performed largely in line with expectations in the fourth quarter. As a result, we will not provide specific commentary related to the fourth quarter performance for each line of business. Please refer to the fourth quarter 2023 earnings release for additional detail.
2023 Summary
2023 was a dynamic and challenging year across the industry. We take our commitments seriously and are disappointed we were unable to fully offset the higher cost trends experienced in the fourth quarter, despite our best efforts to identify mitigation opportunities throughout the year. While not minimizing the significance of those challenges, we are proud of the strong growth we achieved in our MA, Medicaid and CenterWell businesses in 2023, and progress made across the enterprise to advance our industry leading MA and senior focused value-based care platforms supported by the tireless work of our over 65,000 teammates.
Initial 2024 Guidance & Outlook
We have worked diligently to offset as much of the higher than anticipated medical cost trend as possible with our initial 2024 pricing actions, administrative cost containment, trend mitigation and other initiatives. Due to the recency and magnitude of the emerging utilization trends, our work is ongoing to fully evaluate the underlying drivers, as well as our assessment of the degree to which the higher costs will persist. As a result, we believe it is prudent to assume the higher costs persist throughout 2024, resulting in a meaningfully lower initial 2024 Adjusted EPS estimate than previously communicated.
Accordingly, today we provided initial Adjusted EPS guidance for 2024 of ‘approximately $16’ and acknowledge there is greater inherent uncertainty given these circumstances. We

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
believe it is important to note if some of these trends prove transitory, our estimates would improve accordingly. We will provide updates on our 2024 outlook and underlying assumptions as additional clarity is available throughout the year.
Our initial guidance assumes consolidated revenue of approximately $113 billion, reflecting 10 percent year over year growth, driven by individual MA membership growth of approximately 100,000 (discussed more below) and premium yield in the lower mid-single digits, as well as growth in our Group MA, Medicaid, Primary Care and Home businesses. These increases are expected to be partially offset by expected declines in Stand-Alone Part D (PDP) membership, as well as reimbursement headwinds in our Primary Care business and the net impact of our Medicare (MA and PDP) membership growth expectations on our Pharmacy business.
With respect to MA medical costs, our guidance assumes the higher than expected fourth quarter medical costs run rate into 2024, while also allowing for incremental “normalized” trend. In addition, we are not assuming significant positive impact on 2024 risk adjustment revenue as a result of the higher 2023 utilization and are assuming typical prior period development patterns (versus the higher amounts realized in 2023). All in, we currently expect a full year 2024 Insurance Segment benefit ratio of approximately 90 percent, a 200 basis point increase over the 2023 Adjusted ratio of 88 percent, with the higher than anticipated utilization and reimbursement headwinds partially offset by MA benefit reductions. We anticipate our consolidated benefit ratio will be approximately 40 basis points lower than Insurance. If our current assumptions prove conservative, it would be positive relative to our initial guidance.
In addition, we anticipate a consolidated operating cost ratio of approximately 11.4 percent for 2024, a decrease of 30 basis points from the Adjusted operating cost ratio of 11.7 percent in 2023. This decrease reflects our continued focus on driving sustainable value from productivity and administrative cost containment initiatives.

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
At this time, we expect first quarter earnings to represent approximately 38 percent of full year 2024 adjusted EPS.
Individual MA Membership
Turning to MA membership growth. We expect full-year individual MA growth of approximately 100,000 members in 2024, representing 1.8 percent year over year growth. Our membership growth outlook for the year is impacted by our balanced approach to pricing which, combined with higher than anticipated investments by others in the industry, resulted in a lower share of overall industry growth. While our overall Annual Election Period (AEP) sales volume was in line with expectations, a higher proportion was driven by plan change activity by our existing members, resulting in lower new member sales than expected. Despite the higher plan change activity, which we expected to result in improved retention, we experienced slightly higher attrition during the AEP.
While our membership growth expectations are less than originally anticipated, we were pleased to achieve the second highest Individual MA net membership growth in AEP across the industry. Our growth was balanced across product lines with approximately 40 percent of our growth from Dual Special Needs Plan (D-SNP) enrollments, and we continued to achieve industry leading growth in our veteran-focused, MA-only plans.
Our actual AEP growth is approximately 120,000 members, which is expected to decline slightly by year end due to the more limited sales opportunity post AEP and the expectation that we will see slightly higher attrition within our D-SNP offerings over the next several months as members lose dual eligible status from the on-going Medicaid redetermination process. For reference, when a D-SNP member loses Medicaid coverage through the redetermination process, they can maintain their D-SNP Medicare coverage for up to 6 additional months. If they are not re-certified or voluntarily enroll in another non-D-SNP plan by that time, their D-SNP coverage is terminated, and they return to Fee for Service Medicare. Given the timing of redeterminations over the course of 2023, most individuals impacted by redeterminations remain in the 6-month grace period as of year-end.

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
We continue to believe our more prudent approach to 2024 MA pricing was appropriate in the light of the evolving utilization environment and regulatory changes the industry is navigating, despite the impact to our near-term growth expectations. In addition, we remain well positioned to compete as an industry leader in the attractive MA market going forward with our differentiated capabilities, including highly diversified and patient centered value-based care arrangements, exceptional quality as demonstrated by our industry leading Stars scores, best in class consumer experience rankings, continuously improving cost structure, and continued growth and integration of our CenterWell capabilities, which should serve us well as the industry goes through a re-pricing cycle. As you look at our membership growth over time, we have consistently outpaced the market. Our 2023 and 2024 combined growth reflects a compound annual growth (CAGR) of 10 percent compared to 8 percent for the industry. In addition, for the 7-year period ending 2024, we estimate we will see a CAGR of nearly 10 percent, as compared to the expected industry CAGR of 9 percent.
As we look to prioritize margin recovery over membership growth near term, we will lean further into product and go-to-market strategies that best serve the unique needs of our consumers. We continue to leverage analytics and consumer research to align our products and benefits to the unique needs of individual consumer segments, and make targeted changes that allow us to maximize the benefits that consumers value most while also addressing industry-wide utilization trends. Further, we anticipate that carriers across the industry will also need to moderate benefits to account for the higher medical cost trends. While these changes certainly will be impactful to our consumers, we do not expect them to impact the value proposition of MA compared to Fee for Service Medicare given the strong value proposition that exists today.
As we look to further advance our strategy, driving growth and improving the customer experience, we are pleased to announce that we will be adding to the strength of our management team with the addition of a President of Enterprise Growth.  David Dintenfass will join Humana on February 5th. Under Dintenfass, we will centralize our sales, marketing, product design and experience capabilities with a collective focus on customer acquisition and retention to ultimately drive sustainable and profitable growth. The initial focus will be on the growth of

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
our insurance businesses but will evolve over time and integrate with our care delivery offerings through CenterWell by advancing our integrated health strategy of increasing the penetration of health plan members utilizing CenterWell primary care, home solutions and pharmacy offerings. This holistic approach will help elevate customer experience and retention efforts, transform product offerings, and ensure a cohesive digital strategy. This includes incorporating increased innovation in digital capabilities and harnessing marketing capabilities to drive awareness of and uptake in products.
Group MA
As shared last quarter, we expect group MA membership growth of approximately 45,000 in 2024 driven by small and mid-size account wins and remain committed to disciplined pricing in a competitive group MA market. Further, group MA experienced largely the same higher than anticipated medical cost trends as individual MA in 2023. Given the group MA pricing cycles, there is limited ability to price for the higher than anticipated trends in 2024, but we do intend to address in pricing for 2025.
Stand Alone Part D (PDP)
The overall PDP market continues to decline as Medicare beneficiaries recognize the value proposition of MA over Fee for Service Medicare and PDP. In addition, we remain disciplined in the pricing of our PDP products, as cost trends continue to rise. We now expect a net decline of approximately 650,000 PDP members in 2024, versus our previous expectation of a net decline of 750,000 members. This improvement was driven by better-than-expected sales and retention across our plans, especially the Premier plan where we made several benefit enhancements. We continue to focus on creating enterprise value from our PDP plans by driving increased mail order penetration and conversions to MA.
Medicaid
In our Medicaid business, we look forward to beginning to serve members in both Indiana and Oklahoma in 2024, bringing our total Medicaid footprint to 9 states and approximately 1.5 million members by year end. Further, we have bids outstanding in several

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
states, and continue to strengthen our Medicaid capabilities and growth prospects – leaning into enterprise best practices. Notably, we anticipate the Florida contract award announcement early this year. Humana has decades of strong Medicaid performance in Florida, and we continue to believe we are well positioned for this highly competitive renewal. Finally, we are pleased that our state partners are actively monitoring acuity as the redetermination process unwinds and are committed to rate changes reflective of evolving trends.
CenterWell
Within CenterWell, we will continue to expand our multi payer Primary Care platform where we expect to continue the growth pace that we have previously communicated of between 30 to 50 incremental centers annually. Further, our Primary Care Organization experienced strong growth in January and expect to have added 12,000 to 14,000 net patients across our de novo and wholly owned centers by the end of the month. And we are happy to share that nearly 51 percent of these new patients had appointments scheduled as of December 31st. This is a key metric for us to measure the engagement level of new members and engagement is a key driver of retention. For the full year, we expect our end of year patient panel for 2024 to be between 330,000 and 340,000, as a result of organic growth and programmatic M&A.
As previously shared, we expect a margin headwind in the Primary Care Organization in 2024 because of the initial phase in of the v28 risk model revision. While we expect margin headwinds in the near term, we continue to anticipate we will largely mitigate the ultimate impact of the risk model changes over the three-year phase in through a multi-pronged mitigation plan, including numerous operational efficiencies such as centralizing and streamlining administrative functions, standardizing the clinic operating model, and improving clinician productivity to increase capacity. Our current 2024 forecast for the Primary Care Organization incorporates the impact of the v28 risk model revision, 2024 benefit changes across payer partners and recent trends in medical services utilization.

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
In the Home, we continue to expand our value-based home care models. During 2024, we anticipate rolling out our home health utilization management services in additional states, increasing the share of Humana MA membership covered by approximately 13 percent to 3.4 million by year end. In addition, we continue to implement new value-based care delivery and payment models between CenterWell Home Health, Humana health plans and CenterWell Primary Care. We expect to serve nearly all of our CenterWell Primary Care patients who utilize home health via our owned CenterWell Home Health and onehome agencies where there is overlapping coverage by the end of 2024, driving a 25 percent increase in value-based home health admissions year-over-year. As part of this strategy, we also expect to move additional providers within our home health network into a path to value arrangement that aligns incentives to improve outcomes and access for our members in need of home health care.
In addition, as previously shared, our comprehensive initiative to drive productivity and efficiency within our home operating model is expected to streamline our operations and lead to increased clinician productivity and satisfaction, particularly for nurses, by minimizing administrative tasks while improving clinician scheduling, resulting in more clinician time spent directly with patients. While the implementation and resulting productivity and growth driven by these initiatives will extend into 2025 and beyond, we do expect material savings net of investments in 2024 to improve our operating expense ratio for the home business by greater than 150 basis points. Further, these activities together with the impact of tuck-in acquisitions completed in 2023 will aid in our ability to drive a high single digit percentage increase in home health admissions year-over-year.
In our Pharmacy business, we will sustain our industry leading mail order penetration rate and anticipate increased use of our digital channel, which increased 800 basis points in 2023 and early data shows continued positive momentum in 2024. We are focused on delivering price transparency through direct to consumer messaging with a digital first call to action. Early results from our first messaging campaign, which launched late in the fourth quarter of 2023, show an increase in digital leads of approximately 120 percent. We expect

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
digital channels to continue to gain preference with our consumers and simplify interactions with our pharmacy services.
Net Investment Income
We anticipate investment income to reflect double digit growth in 2024, benefiting from our strong 2023 membership growth and partially offset by expected rate cuts towards the middle of the year. From an interest expense perspective, we expect an increase of approximately $150 million year over year because of debt refinancing executed in 2023 and 2024. Collectively, net investment income is expected to be largely flat year over year.
Capital Deployment
We anticipate $1 billion in share repurchases in 2024, approximately $400 million of which has been completed to date, taking advantage of the recent dislocation in the stock price relative to our confidence in the long-term earnings outlook of our business, underpinned by our strong Medicare Advantage platform and the continued build out and integration of our CenterWell assets. We will continue to consider the use of Accelerated Share Repurchase programs, as well as open market repurchases, to ensure we maximize value from these programs.
2024 Summary
2024 is a year of transition as we continue to navigate the evolving utilization environment and regulatory changes impacting the MA industry. While we currently anticipate 2024 earnings will be materially impacted by the higher than anticipated MA utilization trends and acknowledge uncertainty remains, we remain focused on mitigation activities, including administrative cost containment, productivity, and trend initiatives. In addition, we would reinforce our belief that the trends are impacting the industry broadly and to the degree they continue, expect them to be reflected in pricing, and have begun our 2025 bid planning work accordingly.

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
Looking Ahead to 2025
With respect to 2025, due to the significant impact of the MA medical cost trends, we no longer believe the previously communicated $37 Adjusted EPS target is achievable. That said, we intend to prioritize margin recovery over membership growth in the near term and anticipate $6 to $10 in Adjusted EPS growth in 2025. This growth will be driven by MA pricing actions, earnings growth in other lines of business, as well as our ongoing productivity and trend mitigation initiatives. As a result of our intended pricing actions, membership growth may lag industry growth in 2025, depending on the level of competitor adjustments, re-positioning us for sustainable and more profitable growth on a go-forward basis.
It is important to keep in mind that to the degree 2024 financial performance improves, it will increase the base from which to apply the currently expected $6 to $10 of 2025 Adjusted EPS growth.
To be more specific on our 2025 outlook we need to understand the impacts of the 2025 MA rate notice, further evaluate the persistency of recent emerging trends, and contemplate peer performance in 2024 along with the anticipated competitive environment for 2025 to assess impacts to membership growth of our intended pricing actions.
We will provide an update on our 2025 outlook post bid finalization.
MA Industry Value Proposition and Growth Outlook
Today, more than half of all Medicare-eligible seniors and those with disabilities rely on MA – more than 32 million Americans1. These beneficiaries choose MA because it delivers accountable, high-quality, consumer-centric health care they depend on. In a time when MA is facing near term challenges, we believe it is important to reinforce our belief that MA has strong industry fundamentals and secular growth prospects due to an aging population and a value proposition that will continue to be superior to Fee for Service Medicare.
The average MA enrollee is more likely, as compared to those with Fee for Service Medicare, to live on less than $20,000 per year2. That underscores why MA is deeply valued and

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
relied on by millions of seniors. MA provides a significant value proposition: providing on average cost savings for an enrollee of $2,400 per year3, offering key benefits that are not covered by Fee for Service Medicare, such as access to healthy foods and rides to the doctor; and a deep focus on coordinating care for those with chronic illnesses and closing barriers to care. Seniors choosing MA have doubled since 2010, moving from 25 percent in 20104 to 54 percent currently5, demonstrating the strong value proposition enrollees see in MA being right for their health needs. As we look ahead, the Medicare population will continue to grow. Kaiser Family Foundation anticipates there will be 70 million Medicare eligible Americans by 20306, with MA penetration rates greater than 60 percent4.
In addition, the MA program has embedded adjusting mechanisms including CMS benchmarks, risk adjustment and the ability to re-price each year which enable Humana and others in the industry to adequately address unanticipated increases in medical costs within a relatively short period of time. Importantly, while moderate benefit adjustments will cause disruption for members in the near term, which the industry in its partnership with CMS must manage, we believe the value proposition of MA will remain compelling. As a result, we continue to expect the industry to experience high single digit growth in the mid-term, including 2024.
Closing
We continue to believe the strong fundamentals of MA remain intact and the strength and scale of our platform and differentiated capabilities will allow us to effectively manage through the near-term uncertainty, compete effectively and deliver compelling shareholder returns over the long term.
Finally, we are thrilled to share that Jim Rechtin joined Humana on January 8th as President and COO. Jim brings a strong combination of operational, industry and CEO expertise, making him uniquely positioned to provide invaluable insight to the team as we navigate this dynamic time and are already seeing the benefits of his unique experience and skillset. Jim will

Exhibit 99.3
Humana Inc. Fourth Quarter 2023 Prepared Management Remarks 01/25/2024
work closely with Bruce and the team until the latter half of 2024 at which time Bruce will step down and Jim will assume the CEO role.
We appreciate your continued support and look forward to providing updates on emerging trends and our mid- and longer-term outlook throughout the year.

Bruce Broussard, Chief Executive Officer
Susan Diamond, Chief Financial Officer
Jim Rechtin, President and Chief Operating Officer

1 Centers for Medicare & Medicaid Services, Monthly Contract and Enrollment Summary Report, December 2023
2 KFF, A Snapshot of Sources of Coverage Among Medicare Beneficiaries, December 2023
3 https://bettermedicarealliance.org/news/medicare-advantage-offers-2400-in-annual-cost-savings-for-seniors/
4 Kaiser Family Foundation, Medicare Advantage in 2022: Enrollment Update and Key Trends, August 25 2022. Available at: https://www.kff.org/medicare/issue-brief/medicare-advantage-in-2022-enrollment-update-and-key-trends/
5 CMS Enrollment files as of January 2024; Part A and B eligible lives only
6 U.S. Census Bureau, Projected Age Groups and Sex Composition of the Population: Main Projections Series for the United States, 2017-2060. Available at: https://www.census.gov/data/tables/2017/demo/popproj/2017-summary-tables.html